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                                                                       EXHIBIT 5



                                    AGREEMENT

                                       AND

                                 PLAN OF MERGER


                                 BY AND BETWEEN


                              EXCO RESOURCES, INC.,



                                       AND



                            GLADSTONE RESOURCES, INC.

                             DATED AS OF MAY 1, 1998





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                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is entered into as of May 1, 1998, by and between EXCO Resources, Inc., a Texas corporation (the "Company")and Gladstone Resources, Inc., a Washington corporation ("Gladstone").

                              W I T N E S S E T H:

         WHEREAS, Gladstone and the Company desire to effect a merger of Gladstone with and into the Company (the "Merger");

         WHEREAS, the Company has unanimously recommended (subject to the satisfaction of the conditions precedent set forth herein) that the Board of Directors of the Company approve this Agreement and the transactions contemplated hereby;

         WHEREAS, the Board of Directors of the Company has determined it advisable and in the best interests of the Company's stockholders to consummate the Merger, upon the terms and subject to the conditions set forth herein; and

         WHEREAS, the Board of Directors of Gladstone has determined it advisable and in the best interests of Gladstone's stockholders to consummate the Merger, upon the terms and subject to the conditions set forth herein;

         NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                                    ARTICLE I

                                   THE MERGER

         Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the laws of the State of Texas, at the Effective Time (as hereinafter defined), Gladstone shall be merged with and into the Company and the separate corporate existence of Gladstone shall thereupon cease, and the Company, as the surviving corporation in the Merger (the "Surviving Corporation"), shall by virtue of the Merger continue its corporate existence in accordance with Texas law.

         Section 1.2 Effective Time of the Merger. The Merger shall become effective at the date and time (the "Effective Time") when a properly executed certificate of merger, in such form as is required by and executed in accordance with the Texas law, is duly filed with the Secretary of State of the State of Texas or at such later time as the parties hereto shall have provided in such certificate. The parties hereto shall cause such filing to occur as soon as practicable on or after the Closing Date (as hereinafter defined).

                                   ARTICLE II

                            THE SURVIVING CORPORATION

         Section 2.1 Effects of Merger. The Merger shall have the effects set forth in Section 5.06 of the Texas Business Corporation Act ("TBCA"). The corporate existence of the Company, with all its purposes, powers and objects, shall continue unaffected and unimpaired by the Merger and, as the



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Surviving Corporation, it shall be governed by the laws of the State of Texas and shall succeed to all rights, assets, liabilities, properties, privileges, powers, franchises and obligations of the Company in accordance with the Texas law.

                                   ARTICLE III

                            CONVERSION OF SECURITIES

         Section 3.1 Merger Consideration. At the Effective Time, by virtue of the Merger and without any action on the part of Gladstone, the Company or their respective stockholders (other than the filing of the certificate of merger referred to in Section 1.2 hereof) (a) each share (a "Share") of common stock, par value $0.01 per share, of Gladstone ("Gladstone Common Stock") issued and outstanding immediately prior to the Effective Time (other than (i) Shares held in the treasury of Gladstone or owned by any subsidiary of Gladstone and (ii) Dissenting Shares (as hereinafter defined) in respect of which appraisal rights are properly exercised and perfected) shall be canceled and extinguished and be converted automatically into the right to receive, pursuant to Section 3.2 hereof, $0.33 per Share in cash, without interest thereon (the "Merger Consideration"), less any required withholding of taxes, which Merger Consideration shall be payable upon surrender of the certificate formerly representing such Share (a "Certificate") in the manner provided in Section 3.2(b), (b) each Share then held in the treasury of Gladstone and each Share owned by any subsidiary of Gladstone shall be canceled and retired without conversion thereof and without payment of any consideration and shall cease to exist, and (c) each Share owned beneficially or of record by Gladstone immediately prior to the Effective Time shall be canceled and retired without conversion thereof and without payment of any consideration and shall cease to exist.

         Section 3.2 Paying Agent and Surrender of Certificates. (a) Prior to the Effective Time, the Company and Gladstone shall appoint a bank reasonably acceptable to the Company, and having a place of business in Dallas, Texas as paying agent (the "Paying Agent") for the holders of Shares in connection with the Merger to receive the funds to which holders of Shares shall become entitled pursuant to Section 3.1. At Closing, the Company shall cause to be deposited in trust with the Paying Agent, cash in the aggregate amount equal to the product of (A) the number of Shares outstanding immediately prior to the Effective Time (other than Shares held by Gladstone) and (B) the Merger Consideration. Such funds shall be invested by the Paying Agent as directed by the Company, provided that such investments shall be in obligations of or guaranteed by the United States of America or of any agency thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Services, Inc. or Standard & Poor's Corporation, respectively, or in deposit accounts, certificates of deposit or banker's acceptances of, repurchase or reverse repurchase agreements with, or Eurodollar time deposits purchased from, commercial banks with capital, surplus and undivided profits aggregating in excess of $100 million (based on the most recent financial statements of such bank which are then publicly available at the Commission (as hereinafter defined) or otherwise); provided, however, that no loss on any investment made pursuant to this Section 3.2(a) shall relieve the Company or the Surviving Corporation of its obligation to pay the Merger Consideration for each Share outstanding immediately prior to the Effective Time. The Company shall promptly replace, or cause to be replaced, any monies lost through any investment made pursuant to this Section 3.2(a).

         (b) As soon as practicable after the Effective Time, the Company shall cause the Surviving Corporation to mail to each person who was a record holder of Shares immediately prior to the Effective Time (other than holders of Dissenting Shares, Gladstone, the Company and the Company's subsidiaries), a form of letter of transmittal and instructions for use in effecting the surrender for payment of Certificates that immediately prior to the Effective Time represented Shares. Upon surrender of a Certificate to the

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Paying Agent, together with a duly executed and completed letter of transmittal and any other required documents, the holder of the Certificate shall receive in exchange , and the Paying Agent will pay (via U.S. mail, postage prepaid) as soon as practicable to such holder, cash in an amount equal to the product of the number of Shares represented by the Certificate or Certificates surrendered and the Merger Consideration, without any interest thereon and less any required withholding of taxes, and such Certificate(s) shall forthwith be canceled. If the payment is to be made to a person other than the person in whose name a surrendered Certificate is registered, it shall be a condition of payment that
(x) the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that (y) the person requesting such payment shall either pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation or the Paying Agent that such tax has been paid or is not applicable. The Surviving Corporation shall pay all charges and expenses (except those taxes described in the immediately preceding sentence and expenses incurred by the holders of Certificates in tendering their Certificates), including those of the Paying Agent, in connection with the distribution of the Merger Consideration. After the Effective Time, until surrendered in accordance with the provisions of this
Section 3.2(b), a Certificate shall represent only the right to receive the Merger Consideration in cash multiplied by the number of Shares evidenced by such Certificate, without any interest thereon. On or after the one-hundred eightieth day following the Effective Time, the Surviving Corporation may by written request require the Paying Agent to pay to the Surviving Corporation that portion of the funds deposited with the Paying Agent pursuant to this
Section 3.2(b) (and any income earned thereon) that has not been disbursed pursuant to this Section 3.2(b), and holders of Certificates shall thereafter look only to the Surviving Corporation for any payment to be made pursuant to this Section 3.2(b). Notwithstanding anything to the contrary, none of the Paying Agent, the Surviving Corporation or any party hereto shall be liable to a holder of a Certificate for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar law.

         Section 3.3 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and which are held by stockholders who have properly exercised appraisal rights with respect thereto under Section 5.12 of the TBCA (the "Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration as provided in Sections 3.1 and 3.2, but the holders of Dissenting Shares shall be entitled to receive such payment of the appraised value of such Shares held by them from the Surviving Corporation (or the Paying Agent, if applicable) as shall be determined pursuant to Section 5.12 of the TBCA; provided, however, that if any such holder shall have failed to perfect or shall withdraw or lose the right to appraisal and payment under the TBCA, each such holder's Shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without any interest thereon and less any required withholding of taxes as provided in Section 3.1, and upon surrender of the Certificate(s) representing such Shares, in the manner provided in Section 3.2, such Shares shall no longer be Dissenting Shares.

         Section 3.4 Stockholders to Have No Further Rights. At and after the Effective Time, the holder of a Certificate shall cease to have any rights as a stockholder of Gladstone, except for (i) the right to surrender such Certificate in exchange for the amount of Merger Consideration to which such holder is entitled under this Agreement, or (ii) the rights available under the TBCA for Dissenting Shares.

         Section 3.5 Stockholders' Meeting. Gladstone, acting through its Board of Directors, shall take all action necessary, in accordance with applicable law and its Certificate of Incorporation and By-laws, to convene a special meeting of the holders of Gladstone Common Stock (the "Gladstone Meeting") as promptly as practicable for the purpose of considering and taking action to authorize this Agreement and the Merger pursuant to the TBCA. Subject to its fiduciary duties under applicable law as advised by

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outside counsel, the Board of Directors of Gladstone will recommend that holders of Gladstone Common Stock vote in favor of and approve the Merger and the adoption of this Agreement at the Gladstone Meeting.

         Section 3.6 Closing of the Company's Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Shares shall be made thereafter. In the event that, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration as provided in Sections 3.1 and 3.2.

         Section 3.7 Closing. Unless this Agreement is terminated and the transactions contemplated herein abandoned pursuant to Section 11.1 and subject to the satisfaction or, if permissible, waiver of the conditions set forth in
Article X, the consummation of the Merger and the closing of the transactions contemplated by this Agreement (the "Closing") shall take place (i) at the offices of the Company at 11:00 A.M. local time on a date to be specified by Gladstone and the Company, but as soon as practicable (and in any event within two business days) after the day on which the last of the conditions set forth in Article X is fulfilled (other than deliveries of instruments to be made at Closing) or, if permissible, waived by the relevant party or (ii) at such other time and place as Gladstone and the Company shall agree upon in writing. The date on which the Closing occurs is referred to herein as the "Closing Date."

                                   ARTICLE IV

                                   DEFINITIONS

         As used in this Agreement, the following terms shall have the following meanings:

         "Agreement"shall have the meaning set forth in the opening paragraph.

         "CERCLA" shall mean the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980, as amended.

         "Certificate" shall have the meaning set forth in Section 3.1.

         "Closing" shall have the meaning set forth in Section 3.7.

         "Closing Date" shall have the meaning set forth in Section 3.7.

         "Commission" shall have the meaning set forth in Section 6.5.
 .
         "Company" shall have the meaning set forth in the opening paragraph.

         "Gladstone Common Stock" shall have the meaning set forth in Section
         3.1.

         "Gladstone Material Adverse Effect" shall have the meaning set forth in
         Section 6.1.

         "Gladstone Meeting" shall have the meaning set forth in Section 3.5.

         "Gladstone SEC Reports" shall have the meaning set forth in Section
         6.5.

         "Gladstone Voting Debt" shall have the meaning set forth in Section
         6.2.

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         "Defensible Title" shall mean, subject to and except for the Permitted
         Encumbrances, (i) the title of Gladstone to such assets is free and clear of all liens, encumbrances and defects of any kind whatsoever, and (ii) as to those wells for which a "Working Interest" and a "Net Revenue Interest" are set forth in the Gladstone Engineering Report, Gladstone are entitled to receive the percentage of all Hydrocarbons produced, saved and marketed from such wells in an amount not less than the Net Revenue Interest set forth in the such engineering report, without reduction, suspension or termination throughout the duration of the productive life of such wells (except as set forth in such report), and such party is obligated to bear the percentage of costs and expenses related to the maintenance, development and operation of such wells in an amount not greater than the Working Interest set forth in such engineering report, without increase throughout the productive life of such wells, except increases that also result in a proportionate increase in Net Revenue Interest and as set forth in such report.

         "Dissenting Shares" shall have the meaning set forth in Section 3.3.

         "TBCA" shall have the meaning set forth in Section 2.1.

         "Effective Time" shall have the meaning set forth in Section 1.2.

         "Environmental Laws" shall mean any and all laws, statutes, ordinances, rules, regulations, or orders of any Governmental Entity pertaining to health or the environment currently in effect in any or all jurisdictions in which the Company and its Subsidiaries own property or conduct business, including without limitation, the Clean Air Act, as amended, CERCLA, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, RCRA, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Hazardous & Solid Waste Amendments Act of 1984, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, the Oil Pollution Act of 1990 ("OPA"), any state laws implementing the foregoing federal laws, any state laws pertaining to the handling of oil and gas exploration and production wastes or the use, maintenance, and closure of pits and impoundments, and all other environmental conservation or protection laws.

         "Exchange Act" shall have the meaning set forth in Section 5.2.

         "Fixed Price Contracts" means any contracts, commitments or agreements for the purchase or sale of Hydrocarbons (i) having, as of the date hereof, a remaining term of two months or more, wherein the purchase or sales price thereunder throughout all or part of the life of such contract, commitment or agreement is a fixed amount or an amount that is otherwise reasonably determinable as of the date hereof pursuant to the terms of such contract, commitment or agreement, or (ii) which Gladstone has hedged with futures contracts or otherwise; provided, that the term Fixed Price Contracts will not include any contract, commitment or agreement wherein the purchase or sales price thereunder throughout all of the life of the contract, commitment or agreement is based on a market responsive reference price for a Hydrocarbon.

         "GAAP" shall have the meaning set forth in Section 6.5.

         "Governmental Entity" shall have the meaning set forth in Section 6.9.

         "HSR Act" shall have the meaning set forth in Section 5.2.

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         "Hydrocarbons" means oil, gas, condensate, casinghead gas, helium, carbon dioxide, mineral and other liquid or gaseous hydrocarbons.

         "Indebtedness" means any liability in respect of (A) borrowed money,
         (B) capitalized lease obligations, (C) the deferred purchase price of property or services (other than trade payables in the ordinary course of business) and (D) guarantees of any of the foregoing.

         "Leases" shall have the meaning set forth in Section 6.12(e).

         "Loss" shall have the meaning set forth in Section 8.2(a).

         "Material Gladstone Assets" shall have the meaning set forth in Section 6.13.

         "Merger" shall have the meaning set forth in the recitals.

         "Merger Consideration" shall have the meaning set forth in Section 3.1.

         "Oil and Gas Interests" means, when used with respect to Gladstone, direct and indirect interests in and rights with respect to Hydrocarbons and related properties and assets of any kind and nature, direct or indirect, including working, royalty, and overriding royalty interests, production payments, operating rights, net profits interests, other nonworking interests, and nonoperating interests; and all revenues therefrom and all contracts in connection therewith and claims and rights thereto (including all oil and gas leases, operating agreements, unitization and pooling agreements and orders, divisions orders, transfer orders, mineral deeds, royalty deeds, oil and gas sales, exchange and processing contracts and agreements, and in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations and concessions; all easements, rights of way, licenses, permits, leases and other interests associated with, appurtenant to, or necessary for the operation of any of the foregoing; and all interests in equipment and machinery (including tanks, batteries, pipelines, and gathering systems), pumps, water plants, electric plants, gasoline and gas processing plants, refineries and other tangible personal property and fixtures associated with, appurtenant to, or necessary for the operation of any of the foregoing.

         "Paying Agent" shall have the meaning set forth in Section 3.2.

         "Permitted Encumbrances" shall mean any of the following: (i) any liens for taxes and assessments not yet delinquent or, if delinquent, that are being contested in good faith in the ordinary course of business;
         (ii) any obligations or duties to any municipality or public authority with respect to any franchise, grant, certificate, license or permit, and all applicable laws; (iii) any easements, rights-of-way, servitudes, permits and other rights in respect of surface operations, pipelines or the like, and easements for pipelines, power lines and other similar rights-of-way, and encroachments, on, over or in respect of any property or lands of Gladstone or over which such party owns rights-of-way, easements, permits or licenses, that do not unreasonably or materially interfere with the operation of any property or lands for exploration and production of hydrocarbon or related operations; (iv) all royalties, overriding royalties, net profits interests, production payments, carried interests, reversionary interests, calls on production and other burdens on or deductions from the proceeds of production that do not operate to (A) reduce the Net Revenue Interest below that set forth in the Gladstone Engineering Report, or (B) increase the Working Interest of Gladstone above that set forth in the engineering report without a proportionate increase in the Net

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         Revenue Interest of such party; (v) the terms and conditions of all leases, servitudes, production sales contracts, division orders, contracts for sale, purchase, exchange, refining or processing of hydrocarbons, unitization and pooling designations, declarations, orders and agreements, operating agreements, agreements of development, area of mutual interest agreements, farmout agreements, gas balancing or deferred production agreements, processing agreements, plant agreements, pipeline, gathering and transportation agreements, injection, repressuring and recycling agreements, carbon dioxide purchase or sale agreements, salt water or other disposal agreements, seismic or geophysical permits or agreements, and other agreements, to the extent that such contracts and agreements do not (A) reduce the Net Revenue Interest below that set forth in the Gladstone Engineering Report, or (B) increase the Working Interest above that set forth in the Gladstone Engineering Report, as applicable, without a proportionate increase in the Net Revenue Interest of the applicable party; (vi) conventional rights of reassignment prior to abandonment;
         (vii) materialmen's, mechanics', repairmen's, employees', contractors', operators', tax and other similar liens or charges arising in the ordinary course of business incidental to construction, maintenance or operation of any of the assets (A) if they have not been filed pursuant to law, (B) if filed, they have not yet become due and payable or payment is being withheld as provided by law or (C) if their validity is being contested in good faith in the ordinary course of business by appropriate action; and (viii) any other encumbrances that (A) do not secure an obligation in respect of borrowed money or (B) do not interfere materially with the operation, value or use of assets of the Company or its Subsidiaries.

         "Potential Acquirer" shall have the meaning set forth in Section 8.6.

         "Proxy Statement" shall have the meaning set forth in Section 5.3.

         "RCRA" shall mean the Resource Conservation and Recovery Act of 1976, as amended.

         "Securities Act" shall have the meaning set forth in Section 6.5.

         "Share" shall have the meaning set forth in Section 3.1.

         "Surviving Corporation" shall have the meaning set forth in Section
         1.1.

         "Tax" shall mean all federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise and other taxes, duties and assessments of any nature whatsoever together with all interest, penalties and additions imposed with respect to such amounts.

         "Tax Return" shall mean any return, declaration, report, estimate, claim for refund, information return, statement, request for extension, or other similar document relating to any tax, including any schedule or attachment thereto, and including any amendment thereof.


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                                    ARTICLE V

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company hereby represents and warrants to Gladstone as follows:

         Section 5.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has the corporate power to carry on its business as it is now being conducted. The Company is duly qualified as a foreign corporation and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a direct or indirect material adverse effect on the business, assets, condition (financial or otherwise), liabilities or operations of the Company or the Company's ability to consummate the Merger (a "Company Material Adverse Effect"). Complete and correct copies as of the date hereof of the Certificate of Incorporation and By-laws of the Company have been delivered to Gladstone.

         Section 5.2 Authority Relative to this Agreement. The Company has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby by the Company have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by the Gladstone, this Agreement constitutes a legal, valid and binding obligation of the Company enforceable in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

         Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby will (i) conflict with or violate the Certificate of Incorporation or By-laws of the Company or (ii) result in any breach or constitute a default (with or without notice or lapse of time, or both) or give rise in others of any rights of termination, cancellation or acceleration under any indenture, contract, license, franchise, permit, order, decree, concession, lease, instrument, judgment, statute, law, ordinance, rule or regulation applicable to Sub or its assets, other than, in the case of clause (ii) only, breaches, defaults, violations and losses of rights that would not have a Company Material Adverse Effect. Except as referred to herein, or in connection or in compliance with the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the filing and recordation of the certificate of merger pursuant to the TBCA, no filing or registration with, or authorization, consent or approval of, any governmental or regulatory body or authority or third party is necessary for the consummation by The Company of the Merger or the other transactions contemplated by this Agreement, except where the failure to make any such filing or registration or to obtain such authorization, consent or approval would not prevent consummation of the Merger or have a Company Material Adverse Effect.

         Section 5.3 Information in Proxy Statement. None of the information supplied by the Company for inclusion in the preliminary and definitive proxy statement of Gladstone and any amendments or supplements thereto (collectively the "Proxy Statement") to be mailed to the stockholders of Gladstone in connection with the Merger will, at the time of the mailing thereof or at the time of the Gladstone Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated

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therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

         Section 5.4 Capitalization of the Company. The authorized capital stock of the Company consists of ten million shares of common stock, par value $0.02 per share, 508,900 of which shares, as of the date of this Agreement, are validly issued and outstanding, fully paid and nonassessable and are free and clear of all liens, claims and encumbrances.

         Section 5.5 Financing. The Company has or will have available to it at the time the Company is required to pay for the Shares pursuant to Article III hereof sufficient funds to permit it to (i) pay for all of the outstanding shares of Gladstone Common Stock and pay amounts due to stockholders of Gladstone who have perfected dissenters' rights in accordance with the TBCA.

         Section 5.6 Review of Company. Without in any way affecting the importance of, or impacting its reliance on, any other provision of this Agreement, the Company acknowledges that it has had a full opportunity to request from Gladstone and its representatives, and has received and reviewed, all oral and written information concerning Gladstone that the Company deems relevant to its decision to enter into this Agreement and to consummate the transactions contemplated hereby.

                                   ARTICLE VI

                   REPRESENTATIONS AND WARRANTIES OF GLADSTONE

         Gladstone hereby represents and warrants to the Company as follows:

         Section 6.1 Organization and Qualification. Gladstone is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington and has the corporate power to carry on its business as it is now being conducted. Gladstone is duly qualified as a foreign corporation and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a direct or indirect material adverse effect on the business, assets, condition (financial or otherwise), liabilities or operations of Gladstone and its Subsidiaries (as hereinafter defined) taken as a whole or its ability to consummate the Merger (a "Gladstone Material Adverse Effect"). Complete and correct copies of the charter and by-laws of Gladstone as of the date hereof have been previously provided to the Company.

         Section 6.2 Capitalization. The authorized capital stock of Gladstone consists of 6,000,000 shares of Gladstone Common Stock, par value $0.01 per share. As of the date of this Agreement, 4,244,060 shares of Gladstone Common Stock were outstanding, no shares of Gladstone Common Stock were held in the treasury of Gladstone, no shares were held by Subsidiaries of Gladstone and no shares of preferred stock were outstanding. All the outstanding shares of Gladstone Common Stock are validly issued, fully paid and non-assessable and were issued free of preemptive rights. As of the date hereof, there are no bonds, debentures, notes or other evidences of indebtedness having the right to vote on any matters on which Gladstone's stockholders may vote ("Gladstone Voting Debt") issued or outstanding. There are no options, warrants, calls or other rights, agreements or commitments outstanding obligating Gladstone to issue, deliver or sell shares of its capital stock or debt securities, or obligating Gladstone to grant, extend or enter into any such option, warrant, call or other such right, agreement or commitment.



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         Section 6.3 Authority Relative to this Agreement. Gladstone has the requisite corporate power and authority to enter into this Agreement and, subject to approval of this Agreement by the holders of a majority of the outstanding shares of the Gladstone Common Stock, the corporate power and authority to carry out its obligations hereunder. The execution and delivery of this Agreement by Gladstone and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Gladstone (except for the approval of the holders of a majority of the outstanding shares of Gladstone Common Stock). This Agreement has been duly executed and delivered by Gladstone and, assuming the due authorization, execution and delivery of this Agreement by the Company, this Agreement constitutes a legal, valid and binding obligation of Gladstone enforceable in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

         Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby will (i) conflict with or violate the Certificate of Incorporation or By-laws of Gladstone, or (ii) result in any breach or constitute a default (with or without notice or lapse of time, or both) under, or give rise in others to any rights of termination, cancellation or acceleration under, any indenture, contract, loan agreement, license, franchise, permit, order, decree, concession, lease, instrument, judgment, statute, law, ordinance, rule or regulation applicable to Gladstone or its assets, other than, in the case of clause (ii) only, such breaches, defaults, violations and losses of rights that would not, individually or in the aggregate, have a Gladstone Material Adverse Effect. Except in connection or in compliance with the provisions of the HSR Act, the Exchange Act and the filing and recordation of the Certificate of Merger pursuant to the TBCA, no filing or registration with, or authorization, consent or approval of, any governmental or regulatory body or authority or third party is necessary for the consummation by Gladstone of the Merger or the other transactions contemplated hereby, except where failure to make such filing or registration or obtain such authorization, consent or approval would not, individually or in the aggregate, prevent consummation of the Merger or have a Gladstone Material Adverse Effect.

         Section 6.4 Reports and Financial Statements. Gladstone has furnished the Company with true and complete copies of the Company's (i) Annual Reports on Form 10-K for the fiscal years ended December 31, 1996 and December 31, 1997, as filed with the Securities and Exchange Commission (the "Commission"), (ii) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995, June 30, 1995, September 30, 1995, March 31, 1996, June 30, 1996, September 30, 1996,
March 31, 1997, June 30, 1997, and September 30, 1997 as filed with the Commission, (iii) proxy statements related to all meetings of its stockholders (whether annual or special) held since January 1, 1995 and (iv) all other reports on Form 8-K and registration statements declared effective by the Commission since December 31, 1994, which are all the documents (other than preliminary material) that Gladstone was required to file with the Commission since January 1, 1995 (all items in clauses (i) through (iv) being referred to herein collectively as the "Gladstone SEC Reports"). As of their respective dates, the Gladstone SEC Reports complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the Commission thereunder applicable to such Gladstone SEC Reports. As of their respective dates, the Gladstone SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the audited consolidated financial statements and unaudited interim financial statements of Gladstone included in the Gladstone SEC Reports complied in all material respects with applicable accounting requirements of the Securities Act and the Exchange Act, and with the published rules and regulations of the Commission with respect thereto. The financial statements included in the Gladstone SEC Reports (i) have been prepared in accordance with GAAP during the periods presented (except as may be indicated therein or in the notes thereto or, in the case of the unaudited statements, subject to normal year-end audit adjustments and except for the fact that such unaudited statements do not contain all notes required by GAAP), (ii) present fairly, in all material respects, the financial position of Gladstone as of the dates thereof and (iii) are, in all material respects, in accordance with the books of account and records of Gladstone. Gladstone has no liability and is not subject to any loss contingency material to Gladstone other than as reflected or disclosed in the financial statements or notes thereto included in the Gladstone SEC Reports filed prior to the date hereof. Any reports or other material filed by Gladstone with the Commission after the date hereof and prior to the Effective Time (other than preliminary material) shall be deemed to be included in the defined term "Gladstone SEC Reports" for purposes of this Agreement and Gladstone shall be deemed to have made the representations set forth in this Section 7.5 in respect of such reports or other material and any financial statements set forth therein.

         Section 6.5 Litigation. Except as disclosed in Gladstone's Annual Report on Form 10-K for the year ended December 31, 1997, there is no claim, suit, action or proceeding pending or, to the knowledge of the officers of Gladstone, overtly threatened, against or affecting Gladstone, either individually or in the aggregate, which could reasonably be expected to have a Gladstone Material Adverse Effect, nor, as of the date of this Agreement, is there any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against Gladstone.

         Section 6.6 Information in Disclosure Documents. None of the information with respect to Gladstone included or incorporated by reference in the Proxy Statement will, at the time of the mailing thereof and at the time of the Gladstone Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that this provision shall not apply to, and no representation or warranty is made by Gladstone with respect to, statements or omissions in the Proxy Statement based upon information furnished by or on behalf of the Company for use therein. The Proxy Statement will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. No representation or warranty made by Gladstone contained in this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

         Section 6.7 Environmental Matters. Gladstone and the properties and operations of Gladstone are not subject to any existing, pending or, to the knowledge of Gladstone, overtly threatened action, suit, investigation, inquiry or proceeding by or before any Governmental Entity under any Environmental Law. Except for matters that would not result, individually or in the aggregate, in a Gladstone Material Adverse Effect, (i) the properties, operations and activities of Gladstone are in compliance with all applicable Environmental Laws; (ii) all notices, permits, licenses, or similar authorizations, if any, required to be obtained or filed by Gladstone under any Environmental Law in connection with any aspect of the business of Gladstone, including without limitation those relating to the treatment, storage, disposal or release of a hazardous substance, have been duly obtained or filed and will remain valid and in effect after the Merger, and Gladstone is in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations; (iii) there are no physical or environmental conditions existing on any property of Gladstone or resulting from Gladstone's operations or activities, past or present, at any location, that would give rise to any on-site or off-site remedial obligations imposed on Gladstone under any Environmental Laws; (iv) to Gladstone's knowledge, since the effective date of the relevant requirements of applicable Environmental Laws and to the extent required by such applicable Environmental Laws, all hazardous substances generated by Gladstone have been transported only by carriers authorized under Environmental Laws to transport such substances and wastes, and disposed of only at treatment, storage, and disposal facilities authorized under Environmental Laws to treat, store or dispose of such substances and wastes; (v) there has neither been any exposure of any person or property to hazardous substances or any pollutant or contaminant released by Gladstone, nor has there been any release of hazardous substances, or any pollutant or contaminant into the environment by Gladstone or in connection with their properties or operations that could reasonably be expected to give rise to any claim against Gladstone for damages or compensation; and (vi) Gladstone has made available to the Company all internal and external environmental audits and studies and all correspondence on substantial environmental matters in the possession of Gladstone relating to any of the current or former properties or operations of Gladstone. For purposes of this Agreement, the terms "hazardous substance" and "release" have the meanings specified in CERCLA, and the term "disposal" has the meaning specified in RCRA; provided, however, that to the extent the laws of the state in which the property is located establish a meaning for "hazardous substance," "release," or "disposal" that is broader than that specified in either CERCLA or RCRA, such broader meaning shall apply.

         Section 6.8 Public Utility Holding Company Act. Gladstone is not subject to regulation under the Public Utility Holding Company Act of 1935, as amended, and the rules and regulations thereunder.

         Section 6.9 Compliance with Applicable Laws. Except as disclosed in the Gladstone SEC Reports filed prior to the date of this Agreement, Gladstone is not in violation of any law, ordinance, regulation, order or writ of any courts, administrative agencies or commissions or other governmental authorities or instrumentalities, domestic or foreign (each a "Governmental Entity") applicable to Gladstone or by which it may be bound, except for violations that would not, individually or in the aggregate, have a Gladstone Material Adverse Effect. Gladstone has not received notice of violation of any law, ordinance, regulation, order or writ, or is in default with respect to any order, writ, judgment, award injunction or decree of any Governmental Entity, except for such notices or defaults which would not, individually or in the aggregate, reasonably be expected to have a Gladstone Material Adverse Effect.

         Section 6.10 Taxes. Gladstone has timely filed when due (taking into account permitted extensions) all material federal, state and local income and franchise Tax Returns and all other Tax Returns required to be filed and has paid all Taxes required to be paid in respect of the periods covered by such Tax Returns. The information contained in such Tax Returns is true, complete and accurate in all material respects. Gladstone is not delinquent in the payment of any Tax, assessment or governmental charge. No deficiencies for any Taxes have been proposed, asserted or assessed against Gladstone, or to the knowledge of the officers of Gladstone, that have not been finally settled or paid in full, and no requests for waivers of the time to assess any such Tax are pending.

         Section 6.11  Certain Agreements.

         Gladstone is not a party to any oral or written (i) agreements, contracts, indentures or other instruments relating to Indebtedness which, when aggregated with all such other agreements, contracts, indentures or instruments, exceeds an amount of $500,000, (ii) confidentiality or standstill agreements or other material contract or agreement which, after giving effect to the transactions contemplated by this Agreement, purports to restrict or bind the Company (iii) collective bargaining agreement, (iv) contract, agreement or commitment not entered into in the ordinary course of business consistent with past practice and for which Gladstone could become liable for payments in excess of $500,000 (in respect of all such contracts, agreements or commitments, collectively), or (v) any contract or agreement granting a preferential right of purchase or similar right to any person or entity with respect to any Material Gladstone Asset (as hereinafter defined).

         Section 6.12 Oil and Gas Reserve Information. Except for exceptions that would not, and could not reasonably be expected to, individually or in the aggregate, have a Gladstone Material Adverse Effect:

         (a) To the knowledge of Gladstone's officers, none of the wells included in the Oil and Gas Interests of Gladstone has been overproduced such that it is subject or liable to being shut-in or to any other overproduction penalty (including cash payments);

         (b) There are no wells included in the Oil and Gas Interests of Gladstone that: (i) Gladstone or any of its Subsidiaries are currently obligated by law or contract to plug and abandon; (ii) are subject to exceptions to a requirement to plug and abandon issued by a regulatory authority having jurisdiction over such Oil and Gas Interests; or (iii) to the knowledge of Gladstone, have been plugged and abandoned but have not been plugged or reclaimed in accordance with all applicable requirements of each regulatory authority having jurisdiction over such Oil and Gas Interests;

         (c) No person has any call on, option to purchase, or similar rights with respect to the Oil and Gas Interests of Gladstone (including without limitation the production attributable thereto) and upon consummation of the transactions contemplated by this Agreement, the Company and its Subsidiaries will have the right to market production from the Oil and Gas Interests of Gladstone on terms no less favorable than the terms upon which such Gladstone is currently marketing such production;

         (d) To the knowledge of Gladstone's officers, all royalties, overriding royalties, compensatory royalties and other payments due with respect to the Oil and Gas Interests of Gladstone (excluding those held in suspense in accordance with past operating practices or in connection with post-closing adjustments in respect of acquired properties) have been properly and timely paid; and

         (e) To the knowledge of Gladstone's officers, with respect to those assets of that are oil and gas leases ("Leases"), there has not occurred any event, fact or circumstance which with the lapse of time or the giving of notice, or both, would constitute a breach or default on behalf of Gladstone and its Subsidiaries or, to the knowledge of Gladstone and its Subsidiaries, with respect to any other parties under the Leases.

         Section 6.13 Title to Property. Gladstone has Defensible Title to all of the material assets reflected on the consolidated financial statements of Gladstone included in the Gladstone SEC Reports as being owned by it (including Oil and Gas Interests of Gladstone) and all of the material assets thereafter acquired by it (except to the extent that such assets have thereafter been disposed of in the ordinary course of business consistent with past practice) (collectively, the "Material Gladstone Assets"). All material payments of any kind required to be made by Gladstone to third parties under any contract or agreement relating to the Material Gladstone Assets have been or will be properly and timely paid or provided for.


                                   ARTICLE VII

                 CONDUCT OF BUSINESS PRIOR TO THE EFFECTIVE TIME

         Section 7.1 Conduct of Business by Gladstone. Following the date hereof and prior to the Effective Time, except as otherwise contemplated by this Agreement or unless the Company shall otherwise consent in writing:

         (a) subject to the limitations contained in or transactions contemplated by this Agreement, Gladstone shall carry on its operations in the usual and ordinary course consistent with past practice, and shall use its reasonable best efforts to preserve substantially intact its present business organization, keep available the services of its present officers and employees, maintain and keep its material assets in as good repair and condition as of the date hereof, ordinary wear and tear and damage due to casualty excepted, and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and on-going businesses shall be materially unimpaired at the Effective Time;

         (b) Gladstone shall not, nor shall it propose to, except as required by this Agreement, (i) amend its Certificate of Incorporation or By-laws, (ii) split, combine or reclassify its outstanding capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of the capital stock, or declare, set aside or pay any dividend or other distribution payable in cash, stock or property, or (iii) directly or indirectly redeem, purchase or otherwise acquire or agree to redeem, purchase or otherwise acquire any shares of its capital stock;

         (c) Gladstone shall not, without the consent of the Company: (i) except as required or contemplated by this Agreement, issue, deliver or sell or agree to issue, deliver or sell any additional shares of, or stock appreciation rights or rights of any kind to acquire any shares of, its capital stock of any class, any Gladstone Voting Debt, or any option, rights or warrants to acquire, or securities convertible into, shares of capital stock, (ii) acquire or lease or agree to acquire or lease any material capital asset or assets, or make any other capital expenditures, (iii) dispose or agree to dispose of capital assets or any other assets other than in the ordinary course, (iv) (A) create, incur, assume or permit additional material indebtedness (including obligations in respect of capital leases), (B) assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any other person in an amount in excess of $10,000, (C) encumber or grant a security interest in any Material Gladstone Asset, or (D) make any loans or advances to any other person, enter into any agreement or instrument relating to the borrowing of money or the extension of credit or enter into any other material transaction, other than in each case in the ordinary course of business consistent with past practice,(v) enter into or renew any material agreements, contracts or other commitments that are not expected to be fully performed within thirty days after the Effective Time excluding oil and gas leases, farmout agreements, gas sales or purchase contracts, joint operating agreements, unit operating agreements and unit agreements entered into in the ordinary course of business, or (vi) adopt, enter into, amend or terminate any contract, agreement, commitment or arrangement with respect to any of the foregoing;

         (d) Gladstone shall not, except as required to comply with applicable law: (i) adopt, enter into, terminate or amend any bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or other Plan, agreement, trust, fund or other arrangement for the benefit or welfare of any current or former director, officer or employee, (ii) increase in any manner the compensation or fringe benefits of any director (other than the adoption of any special compensation for the members of the Special Committee), executive officer or employee, (iii) pay any benefit not provided under any existing plan or arrangement, (iv) grant any awards under any other bonus, incentive, performance or other compensation plan or arrangement or plan (including, without limitation, the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any Plans or agreements or awards made thereunder), (v) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Plan, other than in the ordinary course of business consistent with past practice, or (vi) adopt, enter into, amend or terminate any contract, agreement, commitment or arrangement to do any of the foregoing;

         (e) Gladstone shall not, make any change in its accounting policies or procedures, except as required under GAAP;

         (f) Gladstone shall use its reasonable best efforts to refrain from taking any action that would, or reasonably might be expected to, result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect as of the Effective Time, or in any of the conditions to the Merger set forth in Article IX not being satisfied, or (unless such action is required by applicable law) that would adversely affect the ability of Gladstone to obtain any of the regulatory approvals required to consummate the Merger, as contemplated hereby;

         (g) Gladstone shall not settle or compromise any claim for dissenters' rights in respect of the Merger;

         (h) Gladstone shall maintain in full force and effect all of its policies of insurance in existence as of the date hereof or insurance comparable to the coverage afforded by such policies; and

         (i) Gladstone shall not enter into any natural gas or other future or options trading or be a party to any price swaps, hedges, futures or similar instruments without first obtaining the consent of the Company, which consent shall not be unreasonably withheld.

         Section 7.2 Obligations of the Company. The Company shall use its reasonable best efforts to refrain from taking any action that would, or reasonably might be expected to, result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect as of the Effective Time, or in any of the conditions to the Merger set forth in Article IX not being satisfied, or (unless such action is required by applicable law) that would adversely affect the ability of the Company to obtain any of the regulatory approvals required to consummate the Merger, as contemplated hereby.

         Section 7.3 Notice of Breach. Each party shall promptly give written notice to the other party upon becoming aware of the occurrence or, to its knowledge, impending or threatened occurrence, of any event that would cause any of the representations and warranties to be untrue on the Effective Time or cause a breach of any covenant contained or referenced in this Agreement and will use its reasonable best efforts to prevent or promptly remedy the same.

                                  ARTICLE VIII

                              ADDITIONAL AGREEMENTS

         Section 8.1 Access and Information. Upon reasonable notice, Gladstone shall afford to the Company and its accountants, lenders, counsel and other representatives full access, during normal business hours (and at such other times as the parties may mutually agree) and in a manner so as not to materially interfere with the normal business operations of Gladstone throughout the period prior to the Effective Time, to all of their properties (which shall include the right to conduct an environmental assessment thereof), books, contracts, commitments, records and personnel. During such period Gladstone shall furnish promptly to the Company (i) a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal or state securities laws, and (ii) all other information concerning its business, properties and personnel as the Company may reasonably request. The Company shall hold all such information in confidence. During the period prior to the Effective Time, Gladstone shall make its accountants, counsel, lenders and other representatives available to the Company and its accountants, lenders, counsel and other representatives at reasonable times.

         Section 8.2 Proxy Statement. (a) As promptly as reasonably practicable after the execution of this Agreement, Gladstone shall prepare and file with the Commission preliminary proxy materials with respect to the actions to be taken at the Gladstone Meeting, which shall be in form and substance reasonably satisfactory to the Company. As promptly as reasonably practicable after comments are received from the Commission with respect to such preliminary proxy materials, Gladstone shall use its reasonable best efforts to respond to the comments of the Commission. The Company shall provide Gladstone with such information as may be required to be included in the proxy statement or as may be reasonably required to respond to any comment of the Commission. After all the comments received from the Commission have been cleared by the Commission staff and all information required to be contained in the proxy statement has been included therein by Gladstone, Gladstone shall file with the Commission the Proxy Statement and Gladstone shall use its reasonable best efforts to have the Proxy Statement cleared by the Commission as soon thereafter as practicable. Gladstone shall cause the Proxy Statement to be mailed to its stockholders of record as promptly as reasonably practicable after clearance by the Commission. Unless Gladstone is advised by outside counsel that such a recommendation is no longer consistent with the discharge of applicable fiduciary duties of directors of Gladstone, the Proxy Statement shall include the recommendation of the Board of Directors of Gladstone in favor of the Merger. If requested by the Company, Gladstone shall use its reasonable best efforts to obtain an "SAS No. 71 letter" from Gladstone's independent public accountants addressed to Gladstone, in form and substance reasonably satisfactory to the Company, with respect to interim financial statements included in the Proxy Statement.

         (b) Gladstone shall retain the services of a proxy soliciting firm reasonably acceptable to the Company for the purpose of communicating to Gladstone's stockholders the recommendation of Gladstone's Board of Directors and of seeking to ensure that sufficient votes are cast to satisfy the requirements of applicable law for the completion of the Merger.

         (c) Gladstone and the Company shall make all necessary filings with respect to the Merger under the Exchange Act and the rules and regulations thereunder and shall use their reasonable best efforts to obtain required clearances with respect thereto.

         Section 8.3 Indemnification. (a) The Certificate of Incorporation of the Surviving Corporation shall contain provisions that acknowledge and agree that, to the fullest extent permitted by law, the provisions relating to limitation on liability that are set forth in the Articles of Incorporation of Gladstone as of the date of this Agreement, shall remain effective for a period of six years from the Effective Time with respect to individuals who at any time from and after the date of this Agreement and to and including the Effective Time were directors, officers, employees, fiduciaries or agents of Gladstone in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the matters contemplated by this Agreement), and the Surviving Corporation shall not amend (in any manner that would diminish the effect of such provisions) or repeal such provisions for a period of six years from the Effective Time.

         (b) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 8.3.

         (c) The obligations of the Surviving Corporation under this Section 8.3 shall not be terminated or modified in such a manner as to adversely affect any director, officer, employee, fiduciary and agent to whom this Section 8.3 applies without the consent of each affected director, officer, employee, fiduciary and agent (it being expressly agreed that the directors, officers, employees, fiduciaries and agents to whom this Section 8.3 applies shall be third-party beneficiaries of this Section 8.3).

         Section 8.4 Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to cooperate with each other and to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, in each case consistent with the fiduciary duties of their respective Boards of Directors, all things necessary, proper or advisable (i) under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as soon as reasonably practicable, including to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and
(ii) to lift any injunction or other legal bar to the Merger as soon as reasonably practicable (and, in such case, to proceed with the Merger as expeditiously as possible); provided, however, that nothing in this Section or elsewhere in this Agreement shall require any party hereto to incur expenses in connection with the transactions contemplated hereby which are not reasonable under the circumstances in relation to the size of the transaction contemplated hereby or to require any party or any affiliate of any party to hold separate or make any divestiture of a significant asset or otherwise agree to any material restriction on the operations of any party in order to obtain any waiver, consent or approval required by this Agreement.

         (b) In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the Surviving Corporation shall take all such necessary action.

         (c) If at any time prior to the Effective Time any information, event or circumstance shall be discovered that should be set forth in a supplement to the Proxy Statement, the discovering party shall promptly inform the other party of such information, event or circumstance, and the Company shall as soon as practicable prepare a supplement to the Proxy Statement, which shall be in form and substance reasonably satisfactory to the Company, and mail such supplement to its stockholders.

         Section 8.5 No Solicitation. Prior to the Effective Time, Gladstone shall not, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to, directly or indirectly, initiate, solicit, negotiate or encourage (including by way of furnishing information), or take any other action to facilitate or entertain, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any proposal or offer to acquire all or substantially all of the business of Gladstone or all or substantially all of the capital stock of Gladstone, whether by merger, purchase of assets, tender offer, exchange offer or otherwise, whether for cash, securities or any other consideration or combination thereof (any such transaction being referred to herein as an "Other Acquisition Transaction") or agree to endorse or recommend any such Other Acquisition Transaction or enter into an agreement relating to an Other Acquisition Transaction; provided, however, that Gladstone may negotiate with a corporation, partnership, person or other entity or group (a "Potential Acquirer") if, based upon the advice of counsel to Gladstone (notice of which advice has been communicated to the Company), Gladstone's Board of Directors determines in good faith that there is a significant risk that the failure to negotiate with the Potential Acquirer could constitute a breach of the Board's fiduciary duty to the stockholders of Gladstone.

                                   ARTICLE IX

                              CONDITIONS PRECEDENT

         Section 9.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective

Time of the following conditions, any one or more of which may be waived in a writing executed by Gladstone and the Company subject to and in accordance with
Section 10.4 hereof:

         (a) This Agreement and the Merger shall have been approved and adopted by the requisite vote of the holders of the Gladstone Common Stock.

         (b) There shall not be pending any action, proceeding or investigation brought by any person or entity before any Governmental Entity challenging, affecting, or seeking material damages in connection with, the transactions contemplated by this Agreement.

         Section 9.2 Conditions to Obligations of the Company to Effect the Merger. The obligations of the Company to effect the Merger shall be subject to approval by its Board of directors and the fulfillment at or prior to the Effective Time of the following additional conditions, unless waived by the Company in writing.

         (a) Gladstone shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Effective Time and the representations and warranties of Gladstone contained in this Agreement which are qualified with respect to materiality shall be true and correct in all respects, and such representations and warranties that are not so qualified shall be true and correct in all material respects, in each case when made and on and at the Effective Time as if made at such time (except to the extent they expressly relate to the date of this Agreement or any other particular date), and the Company shall have received a certificate signed on behalf of Gladstone by its President or Chief Executive Officer, dated the Closing Date, to that effect. Notwithstanding anything to the contrary herein, with respect to any representation or warranty in this Agreement which refers to a Gladstone Material Adverse Effect, a Gladstone Material Adverse Effect shall mean adverse effects resulting in an aggregate Loss in excess of $100,000. "Loss" shall mean the amount that would be required to be contributed to the Surviving Corporation at the Effective Time so that the owners of the Surviving Corporation would be in the same economic position as they would have been if such adverse effects had not occurred and would not occur.

         (b) The net working capital (current assets less current liabilities) at the Effective Time shall be greater than or equal to the difference between $219,000 and the cost of drilling and completion (if necessary) of the following four wells:

                  (i) Carroll No. 2 well, Madison County, Texas (estimated drilling and completion costs of $55,547.05 to Gladstone's 1/8 working interest);

                  (ii) Shoemaker No. 2 Rework, Madison County, Texas (estimated drilling and completion costs of $35,946.07 to Gladstone's undivided 14.0086%; working interest)

                  (iii) Murphree No. 1 well, Stonewall County, Texas (estimated drilling and completion costs of $50,069.00 to Gladstone's 20% working interest); and

                  (iv) Villines No. 1 well, Stonewall County, Texas (estimated drilling and completion costs of $54,109.00 to Gladstone's 20% working interest).

         (c) The number of Dissenting Shares shall not exceed 10% of the number of outstanding shares of Company Common Stock.

                                    ARTICLE X

                        TERMINATION, AMENDMENT AND WAIVER

         Section 10.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Gladstone:

         (a) by mutual consent of the Board of Directors of Gladstone and the Board of Directors of the Company;

         (b) by either Gladstone or the Company if the Merger shall not have been consummated on or before September 1, 1998 (unless, such circumstance is the result of a breach of the terms hereof by the party exercising the termination right);

         (c) by the Company if there has been a material breach on the part of Gladstone, or by Gladstone if there has been a material breach on the part of the Company, of any representation, warranty, covenant or agreement set forth in this Agreement, which breach has not been cured within fifteen business days following receipt by the breaching party of written notice of such breach;

         (d) by either Gladstone or the Company upon written notice to the other party if any Governmental Entity of competent jurisdiction shall have issued (i) a final permanent order enjoining or otherwise prohibiting the consummation of any of the transactions contemplated by this Agreement, and in any such case the time for appeal or petition for reconsideration of such order shall have expired without such appeal or petition being granted, or (ii) any order or directive that does not directly enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement, but that would, if Gladstone or the Company were to comply with such order or directive as a condition to consummating the transactions contemplated hereby, have a material adverse effect on the business, operations or financial condition of the Surviving Corporation;

         (e) by either Gladstone or the Company if the required approval of Gladstone's stockholders is not received in a vote duly taken at the Gladstone Meeting contemplated by Section 3.5 hereof;

         (f) by the Company if the Board of Directors of Gladstone or any committee thereof (i) shall have amended, modified, rescinded or repealed the recommendation of the Gladstone's Board of Directors to the stockholders of Gladstone to approve the Merger and the adoption of this Agreement, or (ii) shall have adopted any other resolution in connection with this Agreement and the transactions contemplated hereby inconsistent with such recommendation of the consummation of the transactions contemplated hereby;

         Section 10.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 10.1, no party hereto shall have any obligation or liability to any other party hereto except as set forth herein, nothing herein and no termination pursuant hereto will relieve any party from liability for any breach of this Agreement.

         Section 10.3 Amendment. This Agreement may be amended by the parties hereto, by or pursuant to action taken by their respective Boards of Directors, at any time before or after approval hereof by the stockholders of Gladstone, but, after such approval, no amendment shall be made that under applicable law requires further approval of such stockholders without such further approval. This

Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         Section 10.4 Waiver. At any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of any other party contained herein or in any documents delivered pursuant hereto by any other party and
(iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE XI

                               GENERAL PROVISIONS

         Section 11.1 Non-Survival of Representations and Warranties. All representations, warranties, agreements and covenants set forth in this Agreement shall terminate at the Effective Time or upon termination of this Agreement pursuant to Section 10.1, as the case may be, except that (i) the agreements set forth in Sections 8.3, 8.4(b) and Articles III and XII shall survive the Effective Time indefinitely

         Section 11.2 Notices. All notices or other communications under this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile transmission (with a hard copy delivered by overnight delivery service) or by overnight delivery service, or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

                  If to the Company:

                  EXCO Resources, Inc.
                  5735 Pineland Drive, Suite 235
                  Dallas, Texas 75231
                  Attention:  General Counsel
                  Telecopy No.:  (214) 368-2084

                  With a copy to:

                  Haynes and Boone, L.L.P.
                  901 Main Street, Suite 3100
                  Dallas, Texas  75202
                  Attention:  William L. Boeing
                  Telecopy No.:  (214) 651-5940

                  If to Gladstone:

                  Gladstone Resources, Inc.
                  210 Meadows Building
                  Dallas, Texas 75206
                  Telecopy No.:  (214) 363-3432
                  Telephone No.:  (214)
or to such other address as any party may have furnished to the other parties in writing in accordance with this Section 11.2.

         Section 11.3 Expenses; Termination Fees.

         (a) Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated herein shall be paid by the party incurring such expenses.

         Section 11.4 Publicity. So long as this Agreement is in effect, neither Gladstone or the Company shall issue any press release or otherwise make any public statement with respect to the transactions contemplated by this Agreement without the consent of the other, which consent shall not be unreasonably withheld, unless such press release or public statement is required by law, regulation or rules of any applicable market or exchange, in which case such press release or public statement may be made after providing the other parties hereto a reasonable opportunity to comment thereon.

         Section 11.5 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         Section 11.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby may be consummated to the fullest extent possible.

         Section 11.7 Miscellaneous. This Agreement: (i) constitutes the entire agreement and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, (ii) is not intended to confer upon any other person any rights or remedies hereunder and shall be binding upon and inure to the benefit solely of each party hereto, and their respective successors and assigns, (iii) shall not be assigned by operation of law or otherwise, and (iv) shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Texas with respect to all matters (without giving effect to the provisions thereof relating to conflicts of law). This Agreement may be executed in any number of counterparts which together shall constitute a single agreement.

         IN WITNESS WHEREOF, Gladstone and the Company have caused this Agreement to be signed by their respective officers thereunder duly authorized all as of the date first written above.



                                                     EXCO RESOURCES, INC.



                                                 By: /s/ DOUGLAS H. MILLER
                                                    ----------------------------
                                                     Douglas H. Miller
                                                     Chief Executive Officer


                                                     GLADSTONE RESOURCES, INC.



                                                By: /s/ E.B. BROOKS, JR.
                                                   -----------------------------
                                                     E. B. Brooks, Jr.
                                                     President